Exhibit 16.1

November 17, 2025

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.

20549

Re: Sun.

Dear Sirs/Madams,

We have read the statements under item 4.01 in the Form 8-K dated November 14, 2025, of SUN. to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.

Regards,

Yours faithfully,

For: Boladale Lawal & Co

/S/Boladale Lawal FCA

Managing Partner/CEO